UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 8, 2014
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 8, 2014, the Audit Committee of the Board of Directors of GAIN Capital Holdings, Inc. (the "Company") concluded that the financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 should no longer be relied upon due to the cumulative effect of the following items:

•
Trading activity from some of the Company's omnibus partners that took place on March 31, 2014 was incorrectly recorded on April 1, 2014. Such trading activity should have been included in the first quarter's results, because the revenue was earned and realizable as of March 31, 2014. As a result of this omission, the Company understated its trading revenue for the first quarter of 2014 by $4.2 million.

•
Expenses are recorded when goods are received or services performed; this is often in advance of payment, resulting in the recording of a corresponding liability. The Company operates a payment process that automatically results in an expense being recorded when cash is paid. To prevent double counting of expenses the original liability is released at that time. On March 31, 2014, the Company incorrectly assumed a payment to a partner had taken place for services performed in the first quarter of 2014 and therefore incorrectly released the related liability. The payment was actually made on April 1, 2014. As a result, the Company understated referral fees and the related accrual in the first quarter of 2014 by $1.0 million.

•
The Company provides its customers market data received from various exchanges and uses the data to derive prices for certain of its products. The Company pays various fees to these exchanges based on the use of market data by the Company and, in some cases, its customers. These fees are based on a number of factors. In estimating these expenses for the first quarter of 2014, the Company did not utilize all relevant information available at the time and, as a result, understated its trading expenses and the related accrual by $0.6 million.

•
The Company incorrectly recorded depreciation on an asset that was under construction and not yet in service. As a result, the Company overstated its depreciation expense in the first quarter of 2014 by $0.5 million.

The Company intends to file a Form 10-Q/A restating the previously filed unaudited interim condensed consolidated financial statements for the quarter ended March 31, 2014 as soon as practicable. The following tables reflect the financial statement line items impacted, together with the adjusted amounts, that will be included in the restated financial statements. For the avoidance of doubt, the following tables include only those line items impacted by the restatement:
Restated Condensed Consolidated Balance Sheet Amounts

	As of March 31, 2014
	As Previously Reported	Restatement Adjustments	Restated
		(in thousands)
Cash and cash equivalents	$39,976	$4,914	$44,890
Cash and securities held for customers	805,930	(4,914)	801,016
Property and equipment, net of accumulated depreciation	16,973	500	17,473
Total assets	1,186,820	500	1,187,320
Payables to customers, brokers, dealers, FCMs and other regulated entities	805,930	(4,914)	$801,016
Accrued expenses and other liabilities	55,511	2,389	57,900
Income tax payable	5,508	838	6,346
Total liabilities	939,653	(1,687)	937,966

Retained earnings	108,261	2,187	110,448
Total GAIN Capital Holdings, Inc. shareholders’ equity	238,734	2,187	240,921
Total liabilities and shareholders’ equity	$1,186,820	$500	$1,187,320

Restated Condensed Consolidated Statement of Operations Amounts

	Three Months Ended March 31,
	As Previously Reported	Restatement Adjustments	Restated
Trading revenue	$47,050	$4,154	$51,204
Net revenue	75,784	4,154	79,938
Trading expenses	6,307	581	6,888
Referral fees	19,640	1,048	20,688
Depreciation and amortization	2,710	(500)	2,210
Total Expense	73,670	1,129	74,799
INCOME BEFORE INCOME TAX EXPENSE	2,114	3,025	5,139
Income tax expense	438	838	1,276
NET INCOME	1,676	2,187	3,863
NET INCOME APPLICABLE TO GAIN CAPITAL HOLDINGS, INC.	$1,638	$2,187	$3,825
Earnings per common share:
Basic	$0.04	$0.06	$0.10
Diluted	$0.04	$0.05	$0.09

Restated Condensed Consolidated Statement of Changes in Shareholders' Equity

	Retained Earnings	Restatement Adjustments	Restated

BALANCE—December 31, 2013	$108,603	$—	$108,603
Net income applicable to Gain Capital Holdings, Inc.	1,638	2,187	3,825
BALANCE—March 31, 2014 (As Restated See Note 14)	$108,261	$2,187	$110,448

Restated Condensed Consolidated Statements of Cash Flows Amounts
The correction of the errors described above did not impact the Company's total cash flows from operating activities, investing activities or financing activities within its consolidated statement of cash flows, but did result in corrections of the following line items within cash flows from operating activities:

	Three Months Ended March 31,
	As Previously Reported	Restatement Adjustments	Restated
Net income	$1,676	$2,187	$3,863
Depreciation and amortization	4,910	(500)	4,410
Cash and securities held for customers	(71,893)	4,914	(66,979)
Payables to customers, brokers, dealers, FCMs and other regulated entities	71,893	(4,914)	66,979
Accrued expenses and other liabilities	(4,088)	2,389	(1,699)
Income tax payable	1,728	838	2,566
Cash provided by operating activities	10,095	4,914	15,009
Increase in cash and cash equivalents	105	4,914	5,019
Cash and cash equivalents - end of period	$39,976	$4,914	$44,890

The Audit Committee has discussed the matters disclosed in this Form 8-K with Deloitte & Touche LLP, the Company's independent registered public accounting firm.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 11, 2014

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Jason Emerson
Jason Emerson
Chief Financial Officer